As filed with the Securities and Exchange Commission on January 9, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Luna Innovations Incorporated

(Exact name of registrant as specified in its charter)

Delaware	54-1560050
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

301 1st Street SW, Suite 200 Roanoke, Virginia	24011
(Address of principal executive offices)	(Zip code)

Luna Innovations Incorporated 2023 Equity Incentive Plan

(Full title of plan)

Scott A. Graeff

President and Chief Executive Officer

Luna Innovations Incorporated

301 1st Street SW, Suite 200

Roanoke, VA 24011

(540) 769-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darren K. DeStefano

Mark Ballantyne

Cooley LLP

11951 Freedom Drive

Reston, Virginia 20190

(703) 456-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 3,915,859 shares of Common Stock of Luna Innovations Incorporated to be issued pursuant to the 2023 Equity Incentive Plan (the “2023 EIP”).

Pursuant to the Share Purchase Agreement, dated as of December 21, 2023 (the “Acquisition Agreement”), by and among the Registrant and the Sellers (as defined therein) the Registrant acquired the right, title and interest in and to all of the Shares of Silixia Ltd on December 21, 2023 (the “Effective Time”). In accordance with the Acquisition Agreement, and subject to the filing of this Registration Statement, each restricted stock unit of Silixia Ltd outstanding immediately prior to the Effective Time, whether or not vested, will be substituted for a restricted stock unit of the Registrant under the 2023 EIP, adjusted in accordance with the exchange formula provided in the Acquisition Agreement (the “Assumption”). The Assumption is being effected in accordance with Rule 5635(c)(3) of the Nasdaq Stock Market, LLC.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The contents of (i) the registration statement relating to the 2023 EIP, previously filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2023 (File No. 333-272181) is incorporated herein by reference and made a part of this Registration Statement.

The following documents, which have previously been filed by Luna Innovations Incorporated (the “Corporation”) the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:

•	the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 16, 2023 (the “2022 Form 10-K”);

•

the Corporation’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 9, 2023, August  10, 2023 and November 14, 2023, respectively;

•

the information specifically incorporated by reference into the Corporation’s Annual Report on Form 10-K from the Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 20, 2023;

•	the Corporation’s Current Reports on Form 8-K filed with the SEC on March 6, 2023, May 26, 2023, October 17, 2023 and December 27, 2023; and

•

the description of the Corporation’s common stock set forth in the registration statement on Form 8-A registering the Corporation’s common stock under Section  12 of the Exchange Act, which was filed with the SEC on May 17, 2006, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.8 to the 2022 Form 10-K.

The Corporation also incorporates by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document the Corporation previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

The Corporation is incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, the Corporation’s amended and restated bylaws provide that: (1) the Corporation is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (2) the Corporation may, in its discretion, indemnify its other officers, employees and agents as set forth in the Delaware General Corporation Law; (3) the Corporation is required, upon satisfaction of certain conditions, to advance all expenses incurred by its directors and executive officers in connection with certain legal proceedings; (4) the rights conferred in the bylaws are not exclusive; (5) the Corporation is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (6) the Corporation may secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Corporation would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

The Corporation’s policy is to enter into agreements with its directors and executive officers that require it to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the Corporation or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, its best interests. These indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of its directors or officers regarding which indemnification is sought, nor is the Corporation aware of any threatened litigation that may result in claims for indemnification.

The Corporation maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Corporation for those losses for which the Corporation has lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 000-52008), filed with the Securities and Exchange Commission on April June 8, 2006).

4.2	Certificate of Designations of the Series A Convertible Preferred Stock of the Registrant.

4.3	Certificate of Designations of the Series B Convertible Preferred Stock of the Registrant.

4.4	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-52008), filed with the Securities and Exchange Commission on March 6, 2023).

4.5	2023 Equity Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8 (File No. 001-272181), filed with the Commission on May 24, 2023).

4.6	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Luna Innovations Incorporated 2023 Equity Incentive Plan (incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 (File No. 001-272181), filed with the Commission on May 24, 2023).

5.1	Opinion of Cooley LLP.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.3	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

107	Filing Fee Table

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(b) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on the 9th day of January, 2024.

LUNA INNOVATIONS INCORPORATED

By:	/s/ Scott A. Graeff
Scott A. Graeff
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott A. Graeff and George Gomez-Quintero, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person’s name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott A. Graeff Scott A. Graeff	Chief Executive Officer and Director (Principal Executive Officer)	January 9, 2024

/s/ George Gomez-Quintero George Gomez-Quintero	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 9, 2024

/s/ Richard W. Roedel Richard W. Roedel	Chairman of the Board of Directors	January 9, 2024

/s/ Gary Spiegel Gary Spiegel	Director	January 9, 2024

/s/ Mary Beth Vitale Mary Beth Vitale	Director	January 9, 2024

/s/ N. Leigh Anderson N. Leigh Anderson	Director	January 9, 2024

/s/ Pamela Coe Pamela Coe	Director	January 9, 2024

/s/ Warren B. Phelps, III Warren B. Phelps, III	Director	January 9, 2024

/s/ David Chanley David Chanley	Director	January 9, 2024